Ex-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

November 27, 2007

Delaware Group Income Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Income Funds set forth below (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period December 1, 2007 through November 30, 2008.

Fund	Class	12b-1 Cap
Delaware Corporate Bond Fund	Class A	0.25%
	Class R	0.50%
Delaware Delchester Fund	Class R	0.50%
Delaware Extended Duration Fund	Class A	0.25%
	Class R	0.50%
Delaware High Yield Opportunities Fund	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

		By:	/s/ Theodore K. Smith
Name: Theodore K. Smith
Title: President

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Income Funds

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: